UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 22, 2006

Hanover Direct, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-08056	13-0853260
(State or Other Jurisdiction Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1500 Harbor Boulevard, Weehawken, NJ	07086
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(201) 863-7300

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|x| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.       Other Events.

On December 22, 2006 an amended complaint (“Amended Complaint”) was filed under seal by Glenn Freedman and L.I.S.T., Inc., two shareholders of Hanover Direct, Inc. (“HDI”), in Delaware Chancery Court arising out of the previously announced execution of an Agreement and Plan of Merger (“Merger Agreement”) dated as of November 27, 2006 by and among Chelsey Direct, LLC (“Chelsey Direct”), Chelsey Acquisition, Inc. and HDI pursuant to which Chelsey Direct, HDI’s largest shareholder, would acquire the common stock that it did not already own for $0.25 per share (the “Proposed Transaction”). The Amended Complaint amends a complaint filed on March 1, 2006 arising out of Chelsey’s initial proposal to take HDI private. (On May 25, 2006, Chelsey withdrew its initial going private proposal.)

The following is a summary of the Amended Complaint. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended Complaint which is attached as Exhibit 99.2 and is incorporated by reference herein.

The Amended Complaint, in which HDI, Chelsey and the HDI directors are named as defendants, follows the execution of the Merger Agreement and HDI’s filing of a Preliminary Proxy Statement (“Proxy”) and Schedule 13E-3 with the Securities and Exchange Commission (“SEC”) on December 15, 2006. The Amended Complaint alleges, among other things, that the consideration in the Proposed Transaction is grossly inadequate, that each of the HDI directors had conflicts of interest in approving the Merger Agreement, that the Merger Agreement was approved without benefit of a fairness opinion, that the valuation analysis prepared by Goldsmith, Agio, Helms & Lynner and relied upon by HDI and the HDI directors was flawed for a number of reasons, including that it did not take into account the market price of the HDI common stock, that Chelsey opportunistically timed the Proposed Transaction to freeze out the minority shareholders for an inadequate price during what the Amended Complaint characterizes as a “temporary” decline in revenues, and that the Proxy is materially false and misleading. The Amended Complaint also alleges that the defendants breached their fiduciary duties of due care and loyalty to the minority shareholders of HDI which requires that the HDI shareholders be provided with a fair price and a fair process in a going private transaction as well as their fiduciary duty of full disclosure.

The plaintiffs seek class certification on behalf of other minority shareholders, an injunction against the consummation of the Proposed Transaction, or rescission and rescissory damages from Chelsey, if the transaction goes forward, together with costs. The plaintiffs also filed motions for an expedited proceeding and for a preliminary injunction against consummation of the Proposed Transaction.

HDI believes the complaint is without merit and plans a vigorous defense.

Previously, HDI had agreed in a Stipulation and Order of Dismissal filed on November 27, 2006 in the Delaware Chancery Court, to hold its annual meeting of shareholders on January 10, 2007 in response to an action to compel HDI to hold an annual shareholders meeting filed by Glenn Freedman, one of the plaintiffs in the action described above. Because the Proxy will not be approved in time to hold the annual meeting by January 10, 2007, the parties agreed in an Amended Stipulation and Order filed on December 21, 2006 to postpone the annual meeting date until the earliest practicable date following the SEC’s review of the Proxy provided that if the annual meeting has not been held by March 15, 2007, it will be scheduled to be held on April 15, 2007, subject to further extension by the parties’ agreement or Order of the Chancery Court.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits.

99.1	Press Release Dated December 28, 2006.
99.2	Amended Complaint Glenn Freedman and L.I.S.T., Inc. on behalf of themselves and all others similarly situated v. Hanover Direct, Inc. et.al. dated December 22, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANOVER DIRECT, INC.
(Registrant)

December 28, 2006	By:	/s/ John W. Swatek
		Name:	John W. Swatek
		Title:	Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

99.1	Press Release Dated December 28, 2006.
99.2	Amended Complaint Glenn Freedman and L.I.S.T., Inc. on behalf of themselves and all others similarly situated v. Hanover Direct, Inc. et.al. dated December 22, 2006.